Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of June 30, 2014, to be effective July 1, 2014 (the “Extension Date”) by and between Coach, Inc., a Maryland corporation (the “Company”) and Lew Frankfort (the “Executive”) for the purpose of amending the employment agreement by and between the Company and the Executive dated as of June 1, 2003 (as amended through the date hereof, the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement.

WHEREAS, upon the terms and conditions set forth herein, the parties hereto desire to modify certain terms of the Employment Agreement as hereinafter provided;

WHEREAS, the Employment Agreement was scheduled to expire on June 30, 2014 unless further amended by the parties;

WHEREAS, the Company and the Executive have agreed to extend the term of the Employment Agreement through the Company’s 2014 Annual Meeting of Stockholders;

WHEREAS, the parties have agreed that effective as of the Extension Date the Executive shall perform his role on a part-time basis, with a reduced level of compensation reflecting the change to part-time employment status;

WHEREAS, Section 1(s) of the Employment Agreement provides that the Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following: (i) failure of the Company to continue the Executive in the position of Chairman; (ii) a material diminution in the nature or scope of the Executive's responsibilities, duties or authority; or (iii) the Company’s material reduction of any compensation, equity or benefits that the Executive is eligible to receive under the Employment Agreement; and

WHEREAS, with reference to (1) the parties’ decision to transition the Executive to part-time employment status (as provided herein, including the resulting reduction in compensation) and (2) any subsequent retirement or termination (by non-reelection or otherwise) of Executive’s role as a Director of the Company, the Executive and the Company do not wish the Executive to have Good Reason to resign his employment under Section 1(s) of the Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below, the Company and the Executive hereby agree as follows:

1. Amendment to Section 2.  The “Term” of the Employment Agreement, as defined in Section 2, is hereby amended to end as of the date of the Company’s 2014 Annual Meeting of Stockholders (currently scheduled for November 6, 2014).

2. Annual Base Salary and Other Compensation.  As of the Extension Date, the Executive’s Annual Base Salary pursuant to Section 5(a) of the Employment Agreement shall be adjusted to $500,000 per year.  The Executive shall not be eligible to earn a Bonus for periods beginning with fiscal year 2015 or to receive other incentive or equity compensation as an employee pursuant to Sections 5(b) through (d) of the Employment Agreement.

3. No Separation from Service.  The Company and the Executive agree and acknowledge that the Executive’s transition to part-time employment status as of the Extension Date shall not constitute a “separation from service” (within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations) and that, following the Extension Date, it is anticipated that the Executive will continue to provide a level of bona-fide services under the Employment Agreement that is more than twenty percent (20%) of the average level of bona-fide services that the Executive provided to the Company over the thirty-six (36) month period that preceded the Extension Date.  The Company and the Executive further agree and acknowledge that the Executive’s transition to part-time employment status (and resulting change to his compensation) as of the Extension Date, his subsequent retirement from the position of Executive Chairman at the to-be-agreed upon date, and any organizational changes or changes to the Executive’s employment made in contemplation of such retirement are voluntary and shall not in any way constitute or imply a termination without Cause or a Good Reason for the Executive’s resignation.

4. Except as otherwise specifically provided in this Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COACH, INC.

By:	/s/ Sarah Dunn
Global Human Resources Officer

EXECUTIVE

/s/ Lew Frankfort
Lew Frankfort